Exhibit 24.2

WRITTEN CONSENT OF
DIRECTORS OF NEXT GENERATION ENERGY CORP.

The undersigned, being all of the directors of Next Generation Energy Corp., a Nevada corporation (the "Corporation"), do hereby waive any and all requirements for notice of the time and place, and any special purposes, of a meeting of the Board of Directors, and do hereby agree and consent, pursuant to the By-Laws of the Corporation and the applicable provisions of the Nevada Revised Statutes, to the adoption of, and hereby do adopt, the following resolutions and the actions specified therein:

RESOLVED, that the Corporation is hereby authorized to issue Darryl Reed 4,750,000 shares of common stock for $0.01 per share;

RESOLVED, that the Corporation is hereby authorized to issue Joel Sens 4,650,000 shares of common stock for $0.01 per share;

RESOLVED, that the Board hereby determines that the common stock shall be valued at the par value of $0.01, since the common stock has not traded since May 2010 and has a negative book value;

RESOLVED, the foregoing shares shall be issued pursuant to Section 4(2) under the Securities Act of 1933, and shall bear a restrictive legend in accordance with Rule 502 under the Securities Act of 1933.

IN WITNESS WHEREOF, we have duly executed this Written Consent in order to give our written consent hereto to the above-referenced transaction resolved as of the 22nd day of October 2010, notwithstanding the actual date of signing.

/s/ Joel Sens
Joel Sens
/s/ Darryl Reed
Darryl Reed